Exhibit 99-2

Name:	MetLife Reinsurance Company of Charleston Trust B**
Address:	10 Park Avenue, Morristown, New Jersey 07962

Designated Filer:	Daniel F. Scudder
Associate General Counsel
Metropolitan Life Insurance Company

Issuer & Ticker Symbol:	Kayne Anderson Energy Total Return Fund, Inc. (“KYE”)
Date of Event Requiring Statement:	May 10, 2011

Signature: /s/Daniel F. Scudder
Daniel F. Scudder,
Associate General Counsel
**MetLife Reinsurance Company of Charleston Trust B as direct owner/purchaser of $5,000,000 Floating Rate Series F Senior Unsecured Note Due May 10, 2016 by Metropolitan Life Insurance Company, the indirect owner and investment manager.